Exhibit 99.1

Investor Relations Contact: 415.972.7080 | Media Inquiries Contact: 415.973.5930 | www.pgecorp.com

July 2, 2018

PG&E CORPORATION BOARD OF DIRECTORS
ELECTS BEN MINICUCCI AS A DIRECTOR

SAN FRANCISCO, Calif.— PG&E Corporation (NYSE: PCG) has announced the election of Ben Minicucci, 52, to its Board of Directors and to the Board of Directors of its subsidiary, Pacific Gas and Electric Company, effective July 1, 2018.  Minicucci is President and Chief Operating Officer of Alaska Airlines, Inc. and Chief Executive Officer of Virgin America Inc.  He also is a member of the Management Executive Committee of Alaska Air Group, Inc., the parent company of Alaska Airlines, Virgin America, and Horizon Air Industries, Inc.

"Ben is an excellent fit for our boards given his deep experience in driving a strong safety culture at Alaska Airlines, which has been consistently recognized as one of the world’s safest airlines, while continuing to drive growth and customer satisfaction,” said Dick Kelly, non-executive Chair of the PG&E Corporation Board of Directors.

Minicucci is responsible for all aspects of safety, performance, and customer service for Alaska Airlines’ daily operation of over 800 flights throughout North America. He directs flight operations, maintenance and engineering, inflight and call center services, systems operations control, airport operations, and labor relations.

Minicucci joined Alaska Airlines in 2004 as the staff vice president of maintenance and engineering. He became vice president of Seattle operations in 2007 and was promoted to Executive Vice President, Operations and Chief Operating Officer in 2009. In May 2016, Minicucci became President of Alaska Airlines. With the airline’s acquisition of Virgin America Airlines in December 2016, he was named the CEO of Virgin America and is responsible for the ongoing integration process.

Before joining Alaska Airlines, Minicucci spent seven years at Air Canada in its technical operations division. Prior to that, he served for 14 years in the Canadian Armed Forces, where he held a variety of leadership roles specializing in aircraft maintenance and participated in several key deployments, including the 1991 Persian Gulf War.

He holds bachelor's and master's degrees in mechanical engineering from the Royal Military College of Canada and also completed the Harvard Business School Advanced Management Program for senior executives.

Minicucci will serve on the Safety and Nuclear Oversight Committees of the PG&E Corporation and Pacific Gas and Electric Company Boards of Directors.

About PG&E Corporation

PG&E Corporation (NYSE: PCG) is a Fortune 200 energy-based holding company, headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company, an energy company that serves 16 million Californians across a 70,000-square-mile service area in Northern and Central California. For more information, visit http://www.pgecorp.com.